Exhibit 10.41

ORAMED PHARMACEUTICALS INC.

Annual Report on Form 10-K

EXHIBIT [__].2

ENGLISH SUMMARY OF INTER-LENDER AGREEMENT

By and Between Oramed Ltd. and Tova Hochma Im Nachala Ltd.

(Originally Executed in Hebrew — Related to Exhibit [__].1)

Dated March 24, 2025

1. Note Regarding Foreign Language Document

This document constitutes an English-language summary of an inter-lender agreement (the “Inter-Lender Agreement”) originally executed in Hebrew on March 24, 2025, between Oramed Ltd. (“Oramed”) and Tova Hochma Im Nachala Ltd. (“Tova Hochma”). This summary is provided pursuant to Rule 306 of SEC Regulation S-T (17 C.F.R. § 232.306). The original Hebrew-language Inter-Lender Agreement is filed as a sub-exhibit hereto. In the event of any inconsistency between this summary and the original Hebrew text, the Hebrew text shall control.

This Inter-Lender Agreement governs the economic participation of Tova Hochma in the loan extended by Oramed and Tova Hochma jointly to Project Hafasga – Telefoniot HaHadasha Ltd. (“Borrower”) under the Loan Agreement dated March 24, 2025 (summarized in Exhibit [__].1). Capitalized terms used but not defined herein have the meanings ascribed to them in Exhibit [__].1.

2. Parties

Party	Details
Oramed Ltd. (“Oramed”)	Israeli Company No. 513976712 20 Mamilla Street, Jerusalem Signed by: Nadav Kidron and Abraham Gabai, authorized signatories

Tova Hochma Im Nachala Ltd. (“Tova Hochma”)	Israeli Company No. 516473402 7 Hovevei Zion Street, Jerusalem Signed by: Emmanuel Ansbecker, authorized signatory

3. Background and Relationship to the Loan Agreement

Both Oramed and Tova Hochma are co-lenders under the Loan Agreement dated March 24, 2025, under which the aggregate loan amount extended to the Borrower is USD 27,650,000. Oramed acts as lead lender and disburses the full amount to the Borrower. Tova Hochma participates as a sub-lender with an economic interest of USD 5,000,000 (the “Tova Hochma Portion”), which she funds directly to Oramed (not to the Borrower). The Inter-Lender Agreement sets out the terms of that participation, the flow of funds between Oramed and Tova Hochma, and their respective rights and obligations vis-à-vis each other.

Oramed Pharmaceuticals Inc. | Form 10-K Exhibit | Page 1

4. Key Financial Terms

Term	Detail
Total Loan to Borrower	USD 27,650,000

Tova Hochma Participation	USD 5,000,000 (the “Tova Hochma Portion”)

Oramed Retained Portion	USD 22,650,000

Earnest Deposit	NIS 500,000 payable by Tova Hochma to Oramed within 14 days of execution (the “Deposit”). Failure to pay entitles Oramed to withdraw.

Balance of Participation Funding	USD 5,000,000 less the Deposit amount, payable by Tova Hochma to Oramed before disbursement of the Loan to the Borrower

Interest Entitlement	Tova Hochma is entitled to receive interest at the same annual rate as the Loan Agreement (12% p.a.) on her USD 5,000,000 portion, passed through by Oramed upon collection from the Borrower

Minimum Interest Period	Same as the Loan Agreement — minimum 6 months of interest applies to Tova Hochma’s portion regardless of early repayment

5. Funding Mechanics and Flow of Funds

The funding and repayment flow operates as follows:

1.	Tova Hochma pays the NIS 500,000 Deposit to Oramed within 14 days of signing. This amount is credited against the total Tova Hochma Portion.

2.	Prior to disbursement of the Loan to the Borrower, Tova Hochma funds the balance of her USD 5,000,000 participation (net of the Deposit) to Oramed.

3.	Oramed disburses the full USD 27,650,000 to the Borrower in accordance with the Loan Agreement.

4.	Upon repayment by the Borrower, Oramed remits Tova Hochma’s proportionate share of principal and accrued interest to Tova Hochma. Prior to full repayment, Tova Hochma is entitled to receive interest on her portion only and not return of principal.

5.	If Tova Hochma fails to make any required payment to Oramed, Oramed may offset such unpaid amounts against the Deposit or other sums held, in lieu of collecting interest on the Loan from the Borrower.

Oramed acts as the sole administrative agent for the combined loan. Tova Hochma’s credit risk runs to Oramed rather than directly to the Borrower. Oramed bears full counterparty risk toward the Borrower and is responsible for collection, enforcement, and all dealings with the Borrower on behalf of both co-lenders.

Oramed Pharmaceuticals Inc. | Form 10-K Exhibit | Page 2

6. Enforcement and Collection Proceedings

If the Lenders initiate legal collection or enforcement proceedings against the Borrower, Tova Hochma’s proportionate share of the outstanding loan balance (USD 5,000,000) shall be recognized as an independent claim in Tova Hochma’s name for purposes of those proceedings. Oramed is required to take all steps necessary to protect and preserve Tova Hochma’s pro-rata interest in any such enforcement action.

In the event of a shortfall in recovery, proceeds are distributed between the co-lenders on a pro-rata basis in proportion to their respective outstanding loan portions.

7. Restrictions on Transfer and Assignment

Tova Hochma may not assign, transfer, pledge, or otherwise encumber her interest under the Inter-Lender Agreement or her participation in the Loan without the prior written consent of Oramed. Oramed retains full administrative control over the Loan and acts as the sole interface with the Borrower on behalf of both Lenders.

8. General Provisions

Provision	Summary
Governing Law	Laws of the State of Israel

Jurisdiction	Courts of Jerusalem

Nature of Relationship	The Inter-Lender Agreement does not create a partnership, joint venture, or agency between Oramed and Tova Hochma. Oramed acts as lead lender and administrative agent solely for the purposes described herein.

Amendment	No amendment valid unless in writing and signed by both parties.

Non-Waiver	No waiver enforceable unless in writing.

Execution	Duly signed by both parties on March 24, 2025.

* * *

This summary has been prepared by the Registrant based on the original Hebrew-language Inter-Lender Agreement. In the event of any inconsistency between this summary and the original Hebrew text, the Hebrew text shall control.

Oramed Pharmaceuticals Inc. | Form 10-K Exhibit | Page 3